UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2026

Quanome Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-42140	82-1978491
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 W 34th St, FL 18, Room 18022 New York, NY	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (778) 888-7232

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	QNME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On September 29, 2026, Quanome Technologies, Inc. (the “Company”) entered into a Purchase and Sale Agreement and related purchase order (collectively, “Purchase Agreement No. 2”) with Compal Electronics, Inc. (the “Supplier”) for the purchase of additional 32 GPU server units for an aggregate purchase price of approximately US$18.8 million.

Under Purchase Agreement No. 2, the Company is required to make a down payment equal to 20% of the aggregate purchase price following the Company’s receipt of the Supplier’s written order acknowledgment, with the remaining 80% payable after shipment readiness confirmation and prior to shipment, subject to the satisfaction of the applicable delivery and other conditions set forth in Purchase Agreement No. 2. The GPU servers are expected to be delivered to a designated data center location in the United States. Purchase Agreement No. 2 contains customary provisions relating to delivery, title and risk of loss, inspection and acceptance, warranty coverage, remedies for non-conforming products, and termination and refund rights in certain circumstances. The Supplier is also required to provide certain commercially customary warranty and replacement support with respect to the GPU servers, subject to the terms and limitations set forth in Purchase Agreement No. 2.

The completion of the purchase remains subject to a number of conditions, including the Company’s payment obligations, the Supplier’s ability to complete production and delivery, applicable product registration and supply-chain requirements, and other customary commercial and operational conditions.

The foregoing description of Purchase Agreement No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Purchase Agreement No. 2, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

XDT Token Factory Master Services Agreement

On September 29, 2026, XDT Infrastructure I, LLC, one of the Company’s indirectly wholly owned subsidiaries (“XDT”), entered into a Token Factory Master Services Agreement, a Supplemental Agreement No. 1 and a service order (together, the “Agreement”) with XPERT SOFTWARE SOLUTIONS PTE. LTD. (“Customer”), under which XDT will provide Customer with AI inference computing capacity hosted on NVIDIA accelerated computing infrastructure. The initial order under the Agreement provides for a dedicated pool with full physical isolation of GPU capacity over a commitment term of 60 months commencing on service readiness. Aggregate committed fees under the initial order are approximately $100.9 million, payable as a fixed monthly commitment fee. The monthly fee is fixed for the term and is not reduced for usage below committed levels. A prepayment of approximately $45.0 million is payable in two tranches tied to procurement milestones for the underlying servers. The Customer expects that XDT will apply the prepayment substantially toward the procurement of the servers and related build-out of the dedicated capacity. The Agreement contains customary provisions regarding service levels, term, termination, confidentiality, and allocation of liability. The Agreement also contains provisions regarding export-control and customer-eligibility undertakings, data handling, and performance support from XDT’s parent under a separate instrument. As of the date of this Current Report, no portion of the prepayment has become due or been paid.

The foregoing description is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, without limitation, statements regarding the Company’s anticipated purchase, delivery, deployment and utilization of the GPU servers, XDT’s ability to deliver the services under the Agreement, and the Company’s plans for its artificial intelligence computing infrastructure business. These forward-looking statements are based on the Company’s current plans, assumptions, beliefs and expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks relating to financing availability, supplier performance, production and delivery conditions, regulatory requirements, technical or operational matters, third-party performance, and other conditions relating to the transaction. There can be no assurance that the GPU servers will be delivered on the anticipated schedule, that the transactions contemplated by Purchase Agreement No. 2 and the Agreement will be completed as currently contemplated, that XDT will be able to deliver the services under the Agreement, or that the Company will successfully deploy or utilize the GPU servers for their intended purposes. Additional information regarding risks and uncertainties faced by the Company is and will continue to be contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quanome Technologies, Inc.

Dated: October 5, 2026	By:	/s/ Yang Li
	Name:	Yang Li
	Title:	Chief Executive Officer and Director

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